EXHIBIT 10(a)

EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 16th day of October, 2003, by and between CANTEL MEDICAL CORP., a Delaware corporation (the “Company”), and JAMES P. REILLY (the “Employee”).

Introduction

Employee is currently employed as President and Chief Executive Officer of the Company.  Employee and the Company desire to enter into an employment agreement and to set forth herein the terms and conditions of Employee’s employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Employee as follows:

1.                                       Engagement and Term.  The Company hereby employs Employee and Employee hereby accepts such employment by the Company on the terms and conditions set forth herein, for the period commencing as of August 1, 2002 (the “Effective Date”) and ending, unless sooner terminated in accordance with the provisions of Section 4 hereof, on July 31, 2005 (the “Employment Period”).  As used in this Agreement, the term “Contract Year” shall refer to each twelve-month period during the Employment Period ending July 31.

2.                                       Scope of Duties.  Employee shall be employed by the Company as its President and Chief Executive Officer.  In such capacities, Employee shall have such authority, powers and duties customarily attendant upon such offices.  If elected or appointed, Employee shall also serve, without additional compensation, in one or more offices and, if and when elected, as a director of the Company or any subsidiary or affiliate of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as stated above.  Employee agrees to perform the duties associated with his employment to the best of his abilities, and shall faithfully devote his full business time and efforts so as to advance the best interests of the Company.  During the Employment Period, Employee shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage, unless otherwise approved in writing by the Board of Directors of the Company.

3.                                       Compensation.

3.1                                 Base Salary.  In respect of services to be performed by Employee during the Employment Period, the Company agrees to pay Employee a base salary (“Base Salary”) at the rate of $350,000 per annum during the initial Contract Year and $367,500 per annum during the second Contract Year, payable in accordance with the Company’s customary payroll practices for executive employees.

Commencing August 1, 2004, the Base Salary shall be increased annually by an amount established by reference to the “Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York, all items “Series A-01” published by the Bureau of Labor Statistics of the United States Department of Labor (the “Consumer Price Index”).  The base period shall be the month ended May 31, 2003 (the “Base Period”).  If the Consumer Price Index for the month of May in any year, commencing in 2004, is greater than the Consumer Price Index for the Base Period, then the Base Salary shall be increased, commencing on August 1 of the next Contract Year, to the amount obtained by multiplying Base Salary by a fraction, the numerator of which is the Consumer Price Index for the month of May of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period.  Notwithstanding the foregoing, in no event shall

Employee receive, for any Contract Year, an increase in Base Salary of less than five (5%) percent over the Base Salary, as adjusted for the previous Contract Year.

3.2           Incentive Compensation.  For each Contract Year during the Employment Period (commencing with the Contract Year ending July 31, 2003), Employee shall be paid, as additional compensation for his services, a bonus (the “Bonus”) based on the increase in the Company’s earnings per share.  The Bonus for each Contract Year shall be equal to two and one-quarter percent (2¼%) (the “Multiple”) of Employee’s annual Base Salary for such Contract Year for every one cent ($.01) increase in the EPS (as defined below) for such Contract Year over the EPS for the Company’s immediately preceding Contract Year (which, for purposes of this Section 3.2 shall be deemed to include, where applicable, the fiscal year ended July 31, 2002).

3.2.1                        “EPS” shall mean the diluted earnings per share of the Company and its consolidated subsidiaries for a given Contract Year of the Company as set forth in its audited financial statements, adjusted to exclude the Bonus and any other bonus paid or payable to Employee with respect to such Contract Year.

3.2.2                        Notwithstanding the foregoing (but subject to Section 4.1), in the event that Employee is not employed hereunder during a full Contract Year, the amount of the Bonus for the such year shall be calculated by first determining the amount of the Bonus for the full year (determined by the calculation above), and then multiplying such amount by a number (i) the numerator of which shall be the number of days during the Contract Year that Employee is employed hereunder and (ii) the denominator of which shall be 365.  The Bonus for a Contract Year shall be determined as soon as practicable following the end of such year, and payable not later than ten (10) days following completion of the Company’s audited financial statements for such year.

3.2.3                        The amount of the Bonus shall be determined by the Compensation Committee of the Company’s Board of Directors, subject to final approval by the Board.

3.2.4                        Notwithstanding the foregoing, in no event may the Bonus for any Contract Year exceed one hundred fifty percent (150%) of the Base Salary for such Contract Year.

3.2.5                        In the event of changes in the outstanding shares of the Company during any Contract Year by reason of stock dividends, stock splits, reorganizations and the like, both the EPS for the prior Contract Year and the Multiple shall be correspondingly adjusted by the Company.

3.3                                 Stock Options.

3.3.1                        ISO’s.  The Company agrees to grant to Employee upon execution of this Agreement, an option (the “ISO”) to purchase 6,950 shares of the Company’s Common Stock, par value $.10 per share.  The ISO will be granted pursuant to a separate option agreement, shall have an option exercise price per share equal to $14.25, being the closing price for the Company’s Common Stock as reported by the New York Stock Exchange (“NYSE”) on the date of grant, and shall have a term of five (5) years.  The ISO will be granted under the Company’s 1997 Employee Stock Option Plan and will consist to the extent legally permissible of “incentive stock options” (“iso’s”) as defined in the Internal Revenue Code.  The ISO shall become exercisable in full on July 31, 2005.

3.3.2                        Non-ISO’s.  The Company agrees to grant to Employee an additional option (the “Non-ISO”) to purchase 118,050 shares of the Company’s Common Stock, par value $.10 per share.  The Non-ISO will be granted upon the approval at the Company’s next Annual Meeting of Stockholders of either (i) an amendment to the Company’s 1997 Employee Stock Option Plan to permit the grant of non-iso’s thereunder or (ii) the adoption of a new stock option plan that permits the grant of non-iso’s.

The Non-ISO will be granted pursuant to a separate option agreement, shall have an option exercise price per share equal to the fair market value of the Company’s Common Stock on the date of grant (which shall be the date of the Annual Meeting of Stockholders), and shall have a term of five (5) years commencing on the date of grant and ending on October 15, 2008.  The Non-ISO will not be an iso, will become exercisable in three annual installments with the first such installment for 41,667 shares and being exercisable immediately; the second installment for 41,667 shares and becoming exercisable on July 31, 2004; and the third installment for 34,716 shares and becoming exercisable on July 31, 2005.

3.4                                 Use of Automobile.  During the Employment Period, Employee shall be entitled to the use of an automobile leased or owned by the Company in connection with the Company’s business.  The make and model of the automobile shall be reasonably satisfactory to Employee, provided that the Company’s monthly payments in respect thereof (exclusive of the expenses referred to in the following sentence) shall not exceed $700.  In lieu of the foregoing, Employee may elect to receive a monthly automobile allowance of $700.  Employee shall also be entitled to receive reimbursement for reasonable out-of-pocket expenses, including, without limitation, cost of gas, oil, insurance and other costs incurred by Employee in operating and maintaining the automobile; provided, however, that Employee shall be responsible for keeping appropriate records regarding the use of said automobile, as instructed by the Company or its accountants.

3.5                                 Discretionary Compensation.  Employee shall also be entitled to such additional increases in Base Salary, bonuses and stock options as may be determined from time to time by the Compensation Committee of the Board of Directors of the Company.

3.6                                 Life Insurance.  Provided that Employee is insurable at rates that are comparable to those obtainable on other persons of similar age and position in good health (if Employee is classified in a higher risk category, he may elect to pay the excess premium cost to obtain the coverage), during the Employment Period the Company shall procure and maintain term life insurance on the life of Employee in the face amount of $500,000.  Employee shall be the owner of such life insurance policy and shall have the absolute right to designate the beneficiaries thereunder.  The Company shall pay all premiums for such life insurance.  Employee agrees to submit to all medical examinations, supply all information and execute all documents required by insurance companies in connection with the issuance of such policy.

3.7                                 Other Benefits.

3.7.1                        During the Employment Period, Employee shall be entitled to participate, at Company expense (subject to applicable employee contribution requirements imposed by the Company from time to time on its employees generally), in the medical and dental health insurance plan, and all other health, insurance and other benefit plans applicable generally to executive officers of the Company on the same basis as such officers.  In addition, Employee shall be entitled to participate in the Company’s 401(k) benefit plan.

3.7.2                        During the Employment Period, Employee will be entitled to paid vacation (four weeks) and holidays consistent with the Company’s policy applicable to executives generally.  All vacations shall be scheduled at the mutual convenience of the Company and Employee.

3.7.3                        The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in furtherance of the business of the Company, including travel, entertainment and similar items, upon the presentation of appropriate receipts or vouchers therefor, consistent with the Company’s policy applicable to executives generally.

4.                                       Termination of Employment.

4.1           Reasons for Termination.  The provisions of

Section 1 of this Agreement notwithstanding, this Agreement and Employee’s employment hereunder may be terminated in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Employee other than as specifically provided in Sections 4.2 and 4.3 and as follows:

4.1.1                        Disability.  If Employee is absent from work or otherwise substantially unable to assume his normal duties for a period of sixty (60) successive days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence, the Company may thereupon, or any time thereafter while such absence or disability still exists, terminate the employment of Employee hereunder upon ten (10) days’ written notice to Employee.  Upon termination of Employee’s employment under this Section, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.  In addition, the Company agrees to continue to pay to Employee the Base Salary in effect at the time that such disability occurred during the three-month period following such termination.

4.1.2                        Death.  In the event of the death of Employee, this Agreement shall immediately terminate on the date thereof.  Upon termination of Employee’s employment under this Section, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.

4.1.3                        Cause.  If Employee materially breaches or violates any material term of his employment hereunder, or commits any criminal act or an act of dishonesty or moral turpitude, in the reasonable judgment of the Company’s Board of Directors, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Employee with the date of such notice being the termination date and such termination being deemed for “cause.”  Upon termination of Employee’s employment under this Section, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to

Employee prior to the termination date.

4.1.4                        Change in Control.

(a)                                  Employee may terminate his employment under this Agreement upon not less than thirty (30) days’ and not more than sixty (60) days’ written notice to the Company if the Company undergoes a “Change in Control” (as defined below).  “Change in Control” shall mean (1) the acquisition of beneficial ownership, direct or indirect, of securities of the Company by any person (as that term is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Employee or a person approved by Employee, which when combined with all other securities of the Company beneficially owned, directly or indirectly, by that person, equals or exceeds 50% of the combined voting power of the Company’s then outstanding securities or (2) at any time after the Effective Date, a majority of the Board of Directors is composed of persons who are not “Continuing Directors” as hereinafter defined or (3) Mr. Charles Diker and a total of three (3) other persons who were members of the Board of Directors on the Effective Date have ceased to serve as members of the Board of Directors.  “Continuing Directors” as used herein shall mean (i) the directors of the Company at the close of business on the Effective Date, and (ii) any person who was or is elected (A) to succeed a Continuing Director or (B) to become a director as a result of an increase in the size of the board, recommended, in each case, by a majority of the Continuing Directors then on the Board.  Any Termination Notice given by Employee hereunder must be given within nine (9) months following the occurrence of the event giving rise to such termination.

(b)                                 Upon termination of Employee’s employment by Employee under this Section 4.1.4, then in addition to payments and benefits accrued and due and payable to Employee prior to the termination date, the Company shall pay to Employee in a lump sum (the “Change In Control Payment”) the greater of (i) $500,000 or (ii) the sum of one year’s Base Salary (at the rate in effect immediately prior to such termination) and the amount of the Bonus paid (or payable) for the most recently completed Contract Year.  Subject to the foregoing and to benefits payable to Employee under Sections 4.2 and 4.3, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits to Employee after the termination date.

(c)                                  The Change in Control Payment shall be made to Employee not later than twenty (20) days after the date designated by the Employee as the date upon which

Employee’s resignation as an employee and termination of his Employment is to be effective.  The Change in Control Payment shall constitute liquidated damages and not a penalty, and Employee shall not be obligated to seek employment to mitigate his damages; nor shall any compensation the Employee receives from any party subsequent to such termination be an offset to the amount of the Severance Payment.

4.1.5                        Without Cause by Employee.  Employee shall have the right to terminate his employment without cause upon not less than three (3) months’ prior written notice to the Company.  Upon termination of Employee’s employment under this Section, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.

4.1.6                        Without Cause by Company.

(a)                                  The Company shall have the right to terminate Employee’s employment without cause upon not less than thirty (30) days’ prior written notice to Employee.

(b)                                 Upon termination of Employee’s employment by Employee under this Section 4.1.6, then in addition to payments and benefits accrued and due and payable to

Employee prior to the termination date, the Company shall continue to pay the Base Salary to Employee through July 31, 2005.  In addition, the Company shall continue to pay Employee the Bonus under Section 3.2 through the Contract Year ending July 31, 2005 in accordance with the terms thereof as if he remained an employee of the Company hereunder.  Subject to the foregoing and to benefits payable to Employee under Sections 4.2 and 4.3, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits to Employee after the termination date.

4.2                                 Additional Termination Benefits.  Upon termination of Employee’s employment under Sections 4.1.1, 4.1.2, 4.1.4 or 4.1.6, then in addition to the payments and benefits payable to Employee specified in Section 4.1, the Company agrees that for a period of ninety (90) days following such termination it will (i) in the case of termination under Section 4.1.1, 4.1.4 or 4.1.6, continue Employee’s coverage under the Company’s medical health insurance plan provided under Section 3.6.1 above (directly or through the payment of all applicable amounts under COBRA) or, (ii) in the event of termination under Section 4.1.2, pay the cost of family coverage (for Employee’s wife) under a medical health insurance plan having benefits similar to those in effect under the Company’s medical health insurance plan in effect at the time of termination.

4.3                                 Consulting Services.

4.3.1                        During the five-year period following the termination of Employee’s employment hereunder (for any reason whatsoever), whether by the Company or by Employee, and whether during the Employment Term or thereafter (e.g., due to the failure to renew this Agreement or enter into a new employment agreement), Employee agrees to make himself available to provide consulting services to the Company as the Company’s Chairman of the Board may reasonably request in writing.  Such services shall be limited to counseling and advising the directors and the principal executive officers concerning the Company’s business.  Employee acknowledges that (i) such services will be provided solely as an independent contractor and not as an employee of the Company and (ii) he will not be entitled to any employment rights or benefits of the Company.  The consulting services shall be provided at mutually convenient times and places; provided, however, that in no event shall Employee be obligated to (i) provide services in any manner other than by telephone or in person at meetings at the Company’s offices in Little Falls, New Jersey or (ii) expend more than ten hours a month during the first year of the consulting term nor more than five hours a month during the remainder of the consulting term.

4.3.2                        In consideration for the consulting services, the Company agrees to pay Employee a Consulting Fee, as defined below, commencing on the first anniversary of the termination date and continuing on each of the next four anniversaries thereafter.  The Consulting Fee shall be equal to $100,000 per year as adjusted pursuant to the terms of this paragraph.  Commencing August 1, 2004, the Consulting Fee shall be increased annually by an amount established by reference to the “Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York, all items “Series A-01” published by the Bureau of Labor Statistics of the United States Department of Labor (the “Consumer Price Index”).  The base period shall be the month ended May 31, 2003 (the “Base Period”).  If the Consumer Price Index for the month of May in any year, commencing in 2004, is greater than the Consumer Price Index for the Base Period, then the Consulting Fee shall be increased, commencing on the next anniversary of the termination date, to the amount obtained by multiplying Base Consulting Fee by a fraction, the numerator of which is the Consumer Price Index for the month of May of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period.  In order to enable the Company to obtain the commitment of Employee to make his services available for the consulting relationship contemplated hereby, the Company has assumed the risk of Employee’s death during the term hereof, and in the event of Employee’s death while this Agreement is in effect, the Company shall, following notice of Employee’s death, pay the remaining severance hereunder to Employee’s wife or other designated beneficiary on the same installment basis.  The severance pay hereunder is in addition to, and shall in no way reduce, amounts payable to Employee under Sections 4.1 and 4.2.

5.                                       Disclosure of Confidential Information, Assignment of Inventions, and Covenants Not to Compete.

5.1                                 Confidential Information.  Employee acknowledges that the Company (which term, for purposes of Section 5 shall be deemed to include Cantel Medical Corp., Carsen Group Inc., Minntech Corporation, Biolab Equipment Ltd. (and its subsidiaries), Mar Cor Services, Inc., and other affiliates of the Company) possesses confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Employee has or will obtain knowledge, and that the Company will suffer serious and irreparable damages and harm if this confidential information were disclosed to any other party or if Employee used this information to compete against the Company.  Accordingly, Employee hereby agrees that except as required by Employee’s duties to the Company, Employee, without the consent of the Company’s Board of Directors, shall not at any time during or after the Employment Period disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Employee shall become informed during his employment, whether learned by him as an employee of the Company, as a member of its Board of Directors or otherwise, and whether or not developed by Employee, unless such information shall be or becomes public knowledge other than as a result of Employee’s direct or indirect disclosure of the same.

5.2                                 Patent and Related Matters.

5.2.1                        Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement and idea (whether or not shown or described in writing or reduced to practice), and device, design, apparatus, process, and work of authorship, whether or not patentable, copyrightable or registerable, which is made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Employment Period, whether or not during regular working hours (hereinafter collectively referred to as the “Inventions”).  Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee’s right, title and interest in and to any and all of the Inventions.

5.2.2                        Limitation.  It is further agreed and Employee is hereby notified that the above agreement to assign the Inventions to the Company does not apply to an Invention for which no equipment, supplies, facility or confidential information of the Company was used and which was developed entirely on Employee’s own time, and

(i)                                     which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or

(ii)                                  which does not result from any work performed by Employee for the Company.

5.2.3                        Assistance.  Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Employment Period or thereafter, Employee will do all lawful acts, including, but not limited to, the execution of documents and instruments and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign copyrights and Letters Patent, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

5.2.4                        Records.  Employee will keep complete, accurate and authentic accounts, notes, data and records of all the Inventions in the manner and form requested by the Company.  Such accounts, notes, data and records shall be the property of the Company, and upon its request, Employee will promptly surrender the same to it.

Upon the termination of his employment hereunder, Employee agrees to deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, accounts, calculations and copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

5.3                                 Non-Compete.  Employee agrees that for a period of twenty-four (24) months following the termination of Employee’s employment hereunder, except as a result of the breach by the Company of any material term or condition hereof, Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer, director, employee or otherwise, own, manage, control, participate in, lend his name to, or render services to or for any business within the continental United States or Canada which is competitive with that of the Company or any of its affiliates, provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to five (5%) percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market.  For the purpose of this Agreement, a business activity competitive with the business of the Company shall include only the design, manufacture, marketing, sale, distribution or service of any of the following products

(collectively “Products”):  (i) endoscopes, (ii) endoscope disinfection or sterilization equipment or supplies, (iii) infection control equipment, products, supplies or systems, (iv) products or services for the dialysis, medical device reprocessing, or filtration and separation markets or (v) any other product or product group hereafter manufactured, marketed, sold, distributed or serviced by the Company after the date hereof whether following an Acquisition Transaction or otherwise, in each case, which are the same as or similar to or compete with, or have a usage allied to one or more Products being developed, marketed, sold or distributed by the Company at any time during the last twelve months of Employee’s employment by the Company.

5.4                                 Non-interference.  Employee further agrees that for a period of two years following termination of Employee’s employment hereunder, he will not (i) induce or attempt to induce any other employee of the Company or any of its affiliates to leave the employ of the Company or affiliate, or in any way interfere with the relationship between the Company (or any of its affiliates) and any other employee, or (ii) induce or attempt to induce any customer, supplier, franchisee, licensee, distributor or other business relation of the Company or any of its affiliates to cease doing business with the

Company or affiliate, or in any way interfere with the relationship between any customer, franchisee or other business relation and the Company and any of its affiliates without prior written consent of the Board of Directors of the Company.

5.5                                 Enforcement.  If, at the time of enforcement of any provisions of this Section, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  Employee agrees that the covenants made in this Section shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement.

6.                                       Miscellaneous Provisions.

6.1                                 Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

6.2                                 This Agreement is entered into in the State of New Jersey and shall be governed pursuant to the laws of the State of New Jersey.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.3                                 This Agreement contains the entire agreement of the parties regarding this subject matter.  There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

6.4                                 This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

6.5                                 Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Cantel Medical Corp.

150 Clove Road

Little Falls, NJ  07424

If to Employee:

James P. Reilly

12 Mulberry Lane

Edison, NJ  08820

6.6                                 This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged.  This Agreement may not be assigned by Employee.

6.7                                 This Agreement may be executed in separate counterparts and may be delivered by facsimile, each of which shall constitute the original hereof.

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

CANTEL MEDICAL CORP.

By:	/s/ Charles M. Diker
Charles M. Diker

/s/ James P. Reilly
James P. Reilly